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                                  EXHIBIT d(1)
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                             NOTE PURCHASE AGREEMENT

                                      DATED

                                NOVEMBER 2, 2001

                                     BETWEEN

                               CVG INVESTMENT LLC

                                       AND

                          CLASSIC VACATION GROUP, INC.
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                             NOTE PURCHASE AGREEMENT

       This is an agreement (the "Agreement") dated November 2, 2001 between CVG Investment LLC ("CVGI"), a Delaware limited liability company, and Classic Vacation Group, Inc. (the "Company"), a New York corporation, relating to the purchase by CVGI from the Company of (i) $5,000,000 principal amount of the Company's 7.5% Convertible Senior Subordinated Notes due December 31, 2006 (the "Convertible Notes") and (ii) up to $19,250,000 principal amount of the Company's 7.5% Exchangeable Senior Subordinated Notes due December 31, 2006 (the "Exchangeable Notes" and together with the Convertible Notes, the "Notes"), which agreement is as follows:

                                   ARTICLE I

                               PURCHASES OF NOTES

       1.1 Purchase and Sale of Notes at the Initial Closing. At the Initial Closing described in Paragraph 2.1, CVGI will purchase from the Company, for 100% of their principal amount, $5,000,000 principal amount of Convertible Notes and $5,000,000 principal amount of Exchangeable Notes, and the Company will sell those Convertible Notes and Exchangeable Notes to CVGI.

       1.2 Purchases and Sales of Additional Notes. Between the day after the Initial Closing Date (defined below) and April 30, 2002, CVGI will purchase from the Company, at the Company's request, up to an additional $14,250,000 of Exchangeable Notes for 100% of their principal amount in three separate tranches of $5,000,000, $5,000,000 and $4,250,000. However, the Company may request multiple tranches simultaneously. Each request that CVGI purchase a tranche of Exchangeable Notes will be made by a written request from the Company to CVGI, accompanied by a certification by the chief executive officer and the chief financial officer of the Company that (i) the balance of cash and cash equivalents, adjusted to deduct (A) cash which is restricted or segregated by contract or trust agreement, and (B) amounts reflected
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on the books of the Company as a liability for outstanding checks and drafts, as that balance is reflected on the books of the Company has fallen below
$7,000,000 and (ii) the Company needs the proceeds of the sale of the additional Exchangeable Notes.

                                   ARTICLE II

                                  THE CLOSINGS

       2.1 Time and Place of Closing. The closing of the purchase of Notes referred to in Paragraph 1.1 (the "Initial Closing") will take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, or at such other time and place as the parties may mutually agree, on the day (the "Initial Closing Date") which is the last to occur of (i) November 2, 2001, and (ii) the business day after the day on which all the conditions in Article V (other than conditions which it is contemplated will be satisfied at the Initial Closing) have been satisfied or waived.

       2.2 Company's Actions at Closing. At the Initial Closing, the Company will deliver the following to CVGI:

              (a) $5,000,000 principal amount of Convertible Notes, which will be substantially in the form of Exhibit 2.2-A.

              (b) $5,000,000 principal amount of Exchangeable Notes, which (like all the Exchangeable Notes) will be substantially in the form of Exhibit 2.2-B.

       2.3 Buyer's Actions at the Initial Closing. At the Initial Closing, CVGI will deliver the following to the Company:

              (a) Evidence of a wire transfer of immediately available funds to an account or accounts specified at least 24 hours before the Initial Closing by the Company in the amount of $10,000,000.


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              (b) A copy, executed by CVGI, GV Investment LLC ("GVI"), Three
Cities Fund III, L.P. ("TCF") and Thayer Equity Investors III, L.P. ("TEI"), of an Agreement to Tender, in substantially the form of Exhibit 2.3-B, in which each of them agrees that if the Company (i) either (x) terminates this Agreement under Paragraph 8.2(a) or (y) provides notice that the Company has entered into a definitive agreement relating to a Preferred Transaction (defined below), (ii) notifies CVGI, GVI, TCF and TEI that the reason the Company is terminating this Agreement or signing another definitive agreement is in order to facilitate an alternate financing (a "Preferred Transaction") which (x) provides for payment of principal and accrued interest with regard to all the outstanding Notes when they become due and payable as provided in Paragraph 8.2(b), (y) meets the requirements in clauses (i) and (ii) of the first sentence of Paragraph 8.2(b) and (z) includes a purchase of all the Company's Common Stock (whether through a tender offer followed by a merger or otherwise) for a price in excess of $0.15 per share (or such other price per share as is the Tender Offer Price described in Paragraph 6.1), and (iii) pays the principal and accrued interest with regard to all the outstanding Notes at or before the time the Preferred Transaction is closed (or if the Preferred Transaction is a tender offer, at or before the time tendered shares are accepted for payment) and in any event not later than December 31, 2001, each of CVGI, GVI, TCF and TEI will tender all the Common Stock it owns in response to the tender offer which is part of the Preferred Transaction, or otherwise sell or exchange its shares in connection with the Preferred Transaction, for the same consideration, and otherwise on the same terms, as those on which the public holders of Common Stock sell or exchange their shares in the Preferred Transaction.

      2.4 Subsequent Closings. Each closing of an additional purchase of the Exchangeable Notes (each a "Subsequent Closing") will take place at the offices of Clifford Chance Rogers & Wells LLP at 10:00 a.m., New York City time, or at such other time and place as the parties may mutually agree, on a day (each a "Subsequent Closing Date") specified by


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CVGI which is not more than ten business days after the Company delivers to CVGI the request that CVGI purchase the additional Exchangeable Notes and other items described in Paragraph 1.2; provided, however, that CVGI will use its best efforts to purchase the Notes which are the subject of a request on or before the fifth business day after the request is delivered. At each Subsequent Closing, the Company will deliver to CVGI the Exchangeable Notes which CVGI is purchasing and CVGI will deliver to the Company (a) evidence of a wire transfer of immediately available funds to an account or accounts specified at least 24 hours before the Subsequent Closing by the Company, in an amount equal to 100% of the principal amount of the Exchangeable Notes that are being purchased.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

       3.1 Company's Representations and Warranties. The Company represents and warrants to CVGI as follows:

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

              (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

              (c) When Notes are issued and delivered to CVGI as contemplated by this Agreement (including Convertible Notes issued in exchange for Exchangeable Notes), (i) the Notes will evidence valid and binding obligations of the Company, and will be enforceable


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against the Company in accordance with their terms, and (ii) the Notes will constitute Senior Indebtedness as defined in and with regard to the Company's 9% Convertible Subordinated Notes due 2007 (the "9% Notes"). When shares of common stock, par value $.01 per share, of the Company ("Common Stock") are issued upon conversion of Convertible Notes (including Convertible Notes issued in exchange for Exchangeable Notes), those shares ("Conversion Shares") will be duly authorized and validly issued, fully paid and non-assessable, and will not be subject to, or have been issued in violation of, pre-emptive rights of any shareholders of the Company or any other persons.

              (d) Except as provided on Exhibit 3.1-D, neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement (including the Notes) nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or by-laws of the Company, any agreement or instrument to which the Company is a party or by which it is bound, other than to the extent that contracts with vendors, leases or contracts with customers (other than customers that individually represent more than 5% of cumulative year-to-date bookings during fiscal year 2001 as reflected on the most recent Departures Report (as that term is defined in the Notes) prepared before the date of this Agreement) contained provisions requiring notice of, and possibly permitting cancellation as a result of, any change in control of the Company contemplated by the transactions approved by the Company's Board of Directors as described in Paragraph 3.1(s), any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company.

              (e) No governmental filings, authorizations, approvals or consents are required to permit the Company to fulfill all its obligations under this Agreement, except filings


                                       6
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with the Securities and Exchange Commission ("SEC") contemplated by this
Agreement except that issuance of the shares of the Company's Common Stock on conversion of the Notes may require filing, the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and filings or approvals that may be required as a result of the change of control of the Company contemplated by the transactions approved by the Company's Board of Directors as described in Paragraph 3.1(s).

              (f) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse Effect upon the Company. As used in this Agreement, the term "Material Adverse Effect" upon the Company means a material adverse effect upon (i) the business, operations, properties, results of operations, assets or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform in any material respect its obligations under the Notes or this Agreement or of CVGI to enforce this Agreement or the Notes or collect any of the obligations evidenced by the Notes; provided, however, that continued volatility in the travel market as a result of the September 11, 2001 terrorist attacks will not constitute a Material Adverse Effect (although terrorist attacks may, under Paragraph 5.1(g), cause the Company to fail to meet a pre-condition to CVGI's obligations to purchase Notes after the date of this Agreement).

              (g) The only authorized stock of the Company is 60,000,000 shares of Common Stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. At the date of this Agreement, the only outstanding stock of the Company, excluding treasury shares, is not more than 14,400,000 shares of Common Stock and not less than 14,200,000 shares of Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 3.1-G, the Company


                                       7
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has not issued any options, warrants or convertible or exchangeable securities which are outstanding, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock.

              (h) Except as shown on Exhibit 3.1-H, (i) each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing, under the laws of its state of incorporation or formation, (ii) except as shown on Exhibit 3.1-H, the Company owns directly or indirectly through wholly owned subsidiaries, all the outstanding stock of, or other equity interests in, each of its subsidiaries, (iii) all the shares of stock of, or other equity interests in, each of the Company's subsidiaries which are owned by the Company or any of its subsidiaries are duly authorized and validly issued and, with regard to stock of corporations or other equity interests in limited liability entities, fully paid and non-assessable, and are not subject to any preemptive rights, and
(iv) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any stock or other equity interests in any of the Company's subsidiaries, and there are no registration covenants, except, with regard to the Company, pursuant to a certain Registration Rights Agreement dated June 12, 1998, as amended by Amendment No. 1 to the Registration Rights Agreement dated June 20, 2000, or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

              (i) Since January 1, 1998, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1933,


                                       8
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as amended, the Securities Exchange Act of 1934, as amended (the "Exchange Act")
or the rules under either of them.

              (j) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 10-K") and its Report on Form 10-Q for the period ended June 30, 2001 (the "Second Quarter 10-Q") which were filed with the SEC, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the Company 10-K all were prepared, and the financial information included in the Second Quarter 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the Second Quarter 10-Q does not contain notes and is subject to normal year end adjustments) and present fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. At the date of this Agreement, the Company has not filed, or been required to file, any reports with the SEC with regard to any period which ended, or any event which occurred, after June 30, 2001, except for reports required to be filed in connection with the transactions contemplated by this Agreement.

              (k) Since June 30, 2001, the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to June 30, 2001, except to the extent the Company and its subsidiaries have had to change the way in which they conduct their businesses due to factors which have affected the travel industry or arrangers of vacations or tours generally.


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              (l) The assets of the Company and its subsidiaries constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they currently are being conducted, except to the extent the Company may require additional cash to carry on its business.

              (m) The Company and its subsidiaries have at all times complied, and currently are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect on the Company.

              (n) The Company and its subsidiaries have all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

              (o) Except as shown on Exhibit 3.1-O, the Company and each of its subsidiaries has filed when due all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at June 30, 2001, included in the Second Quarter 10-Q. At the date of this Agreement, except as shown on Exhibit 3.1-O, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any


                                       10
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agreement providing for the allocation or sharing of Taxes, (v) neither the
Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

              (p) (i) The Company and its subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating any Environmental Laws, (ii) the Company has not received any notice of material noncompliance or material liability under any Environmental Law, (iii) neither the Company nor any subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials, there is no condition on any property owned or leased by the Company or a subsidiary, and there was no condition on any property formerly owned or leased by the Company or a subsidiary while the Company or a subsidiary owned or leased that property, that could reasonably be expected to result in material liability by the Company or a subsidiary under any Environmental Law or to have a Material Adverse Effect on the Company and (iv) neither the Company nor any subsidiary is subject to any order of any court or governmental agency requiring the Company or any subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental Law and no action or proceeding seeking such an order is pending or, insofar as any officer of the Company is aware, threatened


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against the Company. As used in this Agreement, the term "Environmental Law"
means any Federal, state or local law, rule, regulation, guideline or other legally enforceable requirement of a governmental authority relating to protection of the environment or to environmental conditions which affect human health or safety.

              (q) Except as shown on Exhibit 3.1-Q, there are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

              (r) Neither the Schedule 14D-9 described in Paragraph 6.2 nor any information supplied by the Company for inclusion in the Offer Documents described in Paragraph 6.1 will, at the respective times the Schedule 14D-9 and the Schedule TO described in Paragraph 6.1 are filed with the SEC and first published, sent or given to the Company's shareholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated or included in it or necessary in order to make the statements made or included in it, in light of the circumstances under which they are made, not misleading. On the day the Proxy Statement described in Paragraph 7.1 is mailed to the Company's shareholders and on the day of the Shareholders Meeting, the Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated in it or necessary in order to make the statements in it, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Shareholders Meeting or the solicitation of proxies to be used at the Shareholders Meeting. However, the Company does not make any representations or warranties with respect to information supplied by CVGI or Acquisition (defined in Paragraph 6.1) or any of their affiliates or representatives for inclusion in the Schedule 14D-9 or the Proxy Statement, or with respect to the Offer Documents (except to the extent of information supplied by the Company for inclusion in the Offer Documents). The


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Schedule 14D-9 and the Proxy Statement each will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

              (s) The Company's Board of Directors has approved (i) the transfer of Common Stock from TEI to TCF or GVI, (ii) the transfer of Common Stock from TCF to GVI, (iii) the contribution of Common Stock by TEI, TCF, GVI or their affiliates to CVGI pursuant to the Capital Contribution Agreement dated the same date as this Agreement, (iv) any transfer of 9% Notes (or an interest therein) by Three Cities Research, Inc. and its affiliates to TEI and its affiliates, (v) the purchase of Convertible Notes and Exchangeable Notes by CVGI and any exchange of Exchangeable Notes for Convertible Notes, (vi) any issuance of Convertible Notes or Exchangeable Notes as payment of interest on those Notes,
(vii) any distribution of Common Stock, 9% Notes, Convertible Notes and Exchangeable Notes by CVGI to its members, (viii) any transfer of some or all of the Common Stock by CVGI to Acquisition and (ix) any conversion of Convertible Notes.

              (t) Each officer or employee of the Company who is a party to an agreement under which he or she may be entitled to receive a payment (whether upon termination of employment or otherwise) because of the change of control of the Company resulting from the acquisition by CVGI or Acquisition of control of the Company has waived the right to receive the payment because of that change of control.

              (u) Other than fees owed to the Company's financial advisor Dresdner Kleinwort Wasserstein ("DKW") and reimbursements to be made to TEI and TCF for fees incurred by each of them or their respective affiliates as of the date of this Agreement in connection with the transactions contemplated by this Agreement, the legal fees and expenses that the Company has incurred in connection with the transactions contemplated by this Agreement will not exceed $300,000.


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       3.2 CVGI's Representations and Warranties. CVGI represents and warrants to the Company as follows:

              (a) CVGI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) CVGI has all power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All actions necessary to authorize CVGI to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by CVGI and is a valid and binding agreement of CVGI, enforceable against CVGI in accordance with its terms.

              (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, the Certificate of Formation or Limited Liability Company Agreement of CVGI, any other agreement or instrument to which CVGI is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over CVGI.

              (d) No governmental filings, authorizations, approvals or consents are required to permit CVGI to fulfill all its obligations under this Agreement, except filings with the SEC contemplated by this Agreement and except that issuance of the shares of the Company's Common Stock on conversion of the Notes may require filing and the expiration of any applicable waiting period under the HSR Act.

              (e) CVGI has, or has access through commitments from its members and from financial institutions, to, all the funds it will require to purchase the Notes.


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              (f) Neither any of the Offer Documents nor any information supplied by CVGI or Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule TO and the Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's shareholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated or included in it or necessary in order to make the statements made or included in it, in light of the circumstances under which they are made, not misleading. However, neither CVGI nor Acquisition makes any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offer Documents, or with respect to the Schedule 14D-9 (except to the extent of information supplied by CVGI or Acquisition for inclusion in the Schedule 14D-9). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

              (g) Each time CVGI purchases Notes under this Agreement, CVGI will be acquiring those Notes for investment and not with a view to distributing them.

       3.3 Remedy for Breaches of Representations and Warranties. Except as provided in Paragraph 5.1, Paragraph 5.2 or the Notes, the indemnifications in Paragraphs 9.1 and 9.2 will be the only remedies available to CVGI or the Company for breaches of representations or warranties contained in Paragraph 3.1 or 3.2. Any claim for that indemnification must be made as provided in Paragraph 9.4.

                                   ARTICLE IV

                          ACTIONS PRIOR TO THE CLOSING

       4.1 Activities Until Closing Date. From the date of this Agreement until the Initial Closing Date, the Company will, and will ensure that its subsidiaries will, except with the written consent of CVGI:


                                       15
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              (a) Operate their respective businesses in the ordinary course and in a manner consistent with the manner in which they are being operated at the date of this Agreement.

              (b) Take all reasonable steps available to them to maintain the goodwill of their businesses and, except as approved by CVGI, the continued employment of their executives and other employees.

              (c) At their expense, maintain all their assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

              (d) Not make any borrowings, other than any short-term, interim or bridge financing provided prior to the Initial Closing Date by CVGI, GVI, TCF, TEI or any of their affiliates.

              (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

              (f) Not redeem or purchase any of its stock for more than $0.15 per share, and not declare or pay any dividends, or make any other distributions, to its shareholders (other than dividends or distributions by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company).

              (g) Not make any loans or advances (other than advances in the ordinary course for travel and other normal business expenses) to shareholders, directors, officers or employees.


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              (h) Maintain their books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

              (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

              (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business, and except sale of the stock of Island Resort Tours, Inc. and International Travel & Resorts, Inc. which were discussed with the Board of Directors.

              (k) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 5% and except salary increases to employees who had been downgraded and are restored to their former positions, in order to return their salaries to their pre-downgrade levels.

              (l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan.

              (m) Not amend their certificates of incorporation or by-laws.

              (n) Not (i) issue or sell any of their stock (except upon exercise of options or warrants, or conversion of convertible securities, which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities (except under this Agreement) or (ii) split, combine, or reclassify their outstanding stock.

              (o) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a) through (n) above, other than an agreement or action

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consistent with the Company's right to pursue alternate financing in accordance with the terms of Paragraph 8.2.

       4.2 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 5.1 (other than the condition in Paragraph 5.1(e)) to be fulfilled prior to or at the Initial Closing and each Subsequent Closing.

       4.3 CVGI's Efforts to Fulfill Conditions. CVGI will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Initial Closing and each Subsequent Closing.

                                   ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

       5.1 Conditions to CVGI's Obligations. The obligations of CVGI at the Initial Closing and at each Subsequent Closing are subject to satisfaction of the following conditions (any or all of which may be waived by CVGI):

              (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects (except that representations and warranties which are qualified as to materiality or as to absence of Material Adverse Effect upon the Company will be true and correct in all respects) at the Initial Closing Date or Subsequent Closing Date, as applicable, with the same effect as though made on that date (unless a representation and warranty refers to a specific earlier date, in which case it will have been true and correct in all material respects at that earlier date), and the Company will have delivered to CVGI a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

              (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Initial Closing or the Subsequent Closing, as applicable.

              (c) No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement or restrains CVGI from completing the transactions that are the subject of this Agreement and no action will be pending against CVGI or the Company relating to the transactions which are the subject of this Agreement that presents a reasonable likelihood of resulting in an award of damages against CVGI or the Company that would be material to CVGI and its subsidiaries taken as a whole, or to the Company and its subsidiaries taken as a whole.

              (d) No order will have been entered by any court or governmental authority and be in force which restrains CVGI or Acquisition from making the Tender Offer or purchasing the shares which are tendered in response to the Tender Offer, or restrains Acquisition from merging with the Company after the Tender Offer has expired, and no action will be pending against CVGI or Acquisition relating to the Tender Offer or a proposed merger of Acquisition and the Company following the Tender Offer that presents a reasonable likelihood of resulting in an award of damages against CVGI, Acquisition or the company which survives the merger of Acquisition and the Company that would be material to any of CVGI, Acquisition or the company which survives the merger of Acquisition and the Company.

              (e) The Board of Directors of the Company will not have recommended, or voted to recommend, that shareholders of the Company not tender their Common Stock in response to the Tender Offer.

              (f) There will not have been an event of default with regard to any of the Notes, any unwaived event of default with regard to the 9% Notes, any event which upon issuance of Notes would be an event of default with regard to them, or any event which, upon the giving of notice or the passage of time after the giving of notice, would be an event of default with regard to any of the Notes or an unwaived event of default with regard to the 9% Notes.

              (g) There will have been no act of terrorism after the date of this Agreement or, if the Initial Closing or a Subsequent Closing has taken place, after the most recent of those closings in the United States of America, Europe, Latin America or the Pacific Rim which (i) results in a material disruption in financial markets in any of the United States of America, England, France, Germany or Japan or which is followed by a decline of 5% or more in the day, or in the week, after the act of terrorism in any of the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq Stock Market Composite Index, (ii) leads to material restrictions on travel within or into or out of any of those countries or regions, or (iii) otherwise materially adversely affects travel within or into or out of any of those countries or regions.

              (h) The holders of the 9% Notes will have executed a document substantially in the form of Exhibit 5.1-H in which they waive certain defaults under the 9% Notes.

              (i) Ronald Letterman will be the chief executive officer of the Company.

              (j) CVGI will have received an opinion from Hogan & Hartson, counsel to the Company, substantially in the form of Exhibit 5.1-J.

              (k) The Initial Closing Date will be not later than November 5, 2001.

       5.2 Conditions to Company's Obligations. The obligations of the Company at the Initial Closing (and at each Subsequent Closing) are subject to the following conditions (any or all of which may be waived by the Company):

              (a) The representations and warranties of CVGI contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects at the Initial Closing Date, with the same effect as though made on that date, and CVGI will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of CVGI to that effect.

              (b) CVGI will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Initial Closing.

              (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions that are the subject of this Agreement and no action will be pending against the Company relating to the transactions that are the subject of this Agreement that presents a reasonable likelihood of resulting in an award of damages against the Company that would be material to the Company and its subsidiaries taken as a whole.

              (d) The holders of the 9% Notes will have executed a document substantially in the form of Exhibit 5.1-H in which they waive certain defaults under the 9% Notes.

              (e) The Company will have received an opinion from Clifford Chance Rogers & Wells LLP, counsel to CVGI, substantially in the form of Exhibit 5.2-E.

              (f) The Initial Closing Date will be not later than November 5, 2001.

                                   ARTICLE VI

                                  TENDER OFFER

       6.1 Obligation to Make Tender Offer. (a) Within five business days after the Initial Closing Date, CVGI, through a company formed by it ("Acquisition"), will make a tender offer for all the shares of Common Stock which neither CVGI nor Acquisition owns (the "Tender Offer") at a price of not less than $0.15 per share (the "Tender Offer Price"). The Tender Offer will not expire before December 31, 2001 and Acquisition will not reduce the Tender Offer Price below $0.15 per share. In connection with the Tender Offer, Acquisition will file with the SEC a

Tender Offer Statement on a combined Schedule TO and Schedule 13E-3 with respect to the Tender Offer (together with any amendments or supplements, the "Schedule TO"), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule TO and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the "Offer Documents"). CVGI will disseminate the Schedule TO as required by Regulation 14D and Rule 13e-3 under the Exchange Act. CVGI will correct promptly any information included in the Schedule TO if and to the extent that information is or becomes incomplete or inaccurate in any material respect and CVGI will file any corrected Schedule TO with the SEC and disseminate the corrected Schedule TO to the Company's shareholders to the extent required by the Exchange Act or the rules and regulations under it. The Company will supply promptly in writing to CVGI, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act, and the rules under it to be included in them. The Company, the Special Committee and their counsel will be given a reasonable opportunity to review and comment on the Offer Documents and any amendments to them before they are filed with the SEC. CVGI will provide the Company, the Special Committee and their counsel copies of any comments CVGI or its counsel may receive from the SEC staff with respect to the Offer Documents promptly after CVGI receives those comments.

              (b) If at least 50% of the Common Stock which is not owned by CVGI, Acquisition, TEI or GVI is tendered in response to the Tender Offer, CVGI
(i) will cause Acquisition to purchase all of the shares that are properly tendered and not withdrawn and (ii) will cause Acquisition and the Company to be merged in a transaction (the "Merger") in which holders of Common Stock, other than CVGI, Acquisition, TEI and GVI, will receive cash equal to the Tender Offer Price paid for shares which are tendered in response to the Tender Offer.

              (c) CVGI agrees that, from the date of this Agreement through the second anniversary of the Initial Closing Date, neither CVGI nor any of its affiliates shall, directly or indirectly, (i) enter into any merger, tender or exchange offer, or business combination involving the Company or any of its affiliates or acquire, directly or indirectly, a material portion of the assets of the Company or any of its affiliates unless, pursuant to any such transaction, the holders of the Company's Common Stock who are not affiliated with CVGI receive consideration, or are offered the opportunity to receive consideration, in exchange for their Common Stock equal to not less than $0.15 per share (subject to appropriate adjustment in the event of a share reclassification, reverse stock split or other similar action deemed by the Company's Board of Directors reasonably to require adjustment) or (ii) request the Company to modify or waive the provisions of this Section 6.1(c).

       6.2 Actions by the Company with Regard to Tender Offer. (a) Promptly after Acquisition files the Schedule TO with the SEC, the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") relating to the Tender Offer. The Company has informed CVGI that it is likely that the Schedule 14D-9 will state that the Company's Board of Directors is not making a recommendation as to whether shareholders should or should not tender their shares in response to the Tender Offer. The Company will disseminate the Schedule 14D-9 as required by Rule 14D-9 under the Exchange Act. The Company will correct promptly any information included in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company's shareholders to the extent required by the Exchange Act or the rules under it. CVGI will supply promptly in writing to the Company, for inclusion in the Schedule 14D-9, any information concerning CVGI (or Acquisition, TEI or GVI, as appropriate) required under the Exchange Act and the rules and regulations thereunder to be included in the Schedule 14D-9. CVGI and its counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments to it before they are filed with the SEC. The Company will provide CVGI and its counsel copies of any comments the Company or its counsel may receive from the SEC staff with respect to the Schedule 14D-9 promptly after the Company receives them.

              (b) In connection with the Tender Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition's possession.

       6.3 Notice of Proposals from Others. If prior to the earlier of the last Subsequent Closing or the last day by which the Company may request that CVGI purchase additional Notes, the Company receives a proposal or offer from anyone other than Acquisition with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of or tender offer for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being an "Acquisition Proposal"), or the Company learns that someone other than Acquisition proposes to solicit tenders of Common

Stock or otherwise proposes to acquire the Company or a substantial portion of its Common Stock or assets (other than in the ordinary course of business) if the Company's shareholders do not tender their Common Stock to Acquisition, the Company will promptly notify CVGI and Acquisition of that fact and provide CVGI and Acquisition with all information in the Company's possession which either of them reasonably requests regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide CVGI and Acquisition with any additional information the Company obtains regarding the Acquisition Proposal, the solicitation of tenders or the other proposed transaction.

                                  ARTICLE VII

                              SHAREHOLDERS MEETING

       7.1 Proxy Statement and Shareholders Meeting. (a) The Company will cause a meeting of its shareholders (the "Shareholders Meeting") to be held no later than May 31, 2002, at which the Company's shareholders will be asked to vote upon a proposal (the "Proposal") to approve an increase in the number of shares the Company is authorized to issue to at least 200,000,000 shares in order, among other things, to permit the issuance of all the shares of Common Stock the Company may be required to issue upon conversion of Convertible Notes issued in exchange for Exchangeable Notes. The Company will (i) cause a proxy statement (the "Proxy Statement") relating to the Shareholders Meeting to be filed with the SEC not less than 60 days before the scheduled date of the Shareholders Meeting, (ii) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable, (iii) describe in the Proxy Statement the recommendation of its Board of Directors that the shareholders approve the increase of authorized Common Stock (unless the Company's Board of Directors is advised by independent counsel that it is likely it would be a breach of the Directors' fiduciary duties for the Board to recommend that the shareholders vote in favor of the authorization of those shares), (iv) as promptly as practicable, and in any event within five days after the Company is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement to be mailed to its shareholders and (v) cause the Shareholders Meeting to be held not later than the scheduled date of the Shareholders Meeting or such later day as is the 20th business day after the day on which the Proxy Statement is mailed.

              (b) CVGI will supply to the Company all information in CVGI's possession that the Company is required to include in the Proxy Statement and in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

              (c) CVGI agrees that it will vote all of the shares of Common Stock that it owns in favor of the Proposal at the Shareholder Meeting.

                                  ARTICLE VIII

                                   TERMINATION

       8.1 Right to Terminate. This Agreement may be terminated at any time prior to the Initial Closing:

              (a) By mutual consent of CVGI and the Company.

              (b) By either CVGI or the Company if, without fault of the terminating party, the Initial Closing does not occur on or before November 5, 2001.

              (c) By CVGI if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by CVGI prior to or on the Initial Closing Date.

         (d) By the Company if (i) it is determined that any of the representations or warranties of CVGI contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 5.2 is not satisfied or waived by the Company prior to or on the Initial Closing Date.

         (e) By the Company pursuant to Paragraph 8.2.

    8.2 Termination to Facilitate Alternate Proposal. (a) In addition to being able to terminate this Agreement in accordance with Paragraph 8.1, the Company may at any time before Acquisition or CVGI purchases shares which are tendered in response to the Tender Offer (or, if there is no Tender Offer, at any time before December 31, 2001) terminate this Agreement in order to carry out an alternate financing which (i) provides for immediate prepayment of all the outstanding Notes and (ii) the Company's Board of Directors determines will be more favorable to the Company than the transactions contemplated by this Agreement.

         (b) The Company may, without terminating this Agreement, enter into a definitive agreement for an alternate financing which (i) is with a source of the alternate financing which the Company's Board of Directors reasonably determines, after consultation with the financial adviser to the Special Committee appointed to review the transactions which are the subject of this Agreement (the "Special Committee"), has the financial ability to carry out the alternate financing (including providing or arranging the funds needed to pay the principal and accrued interest on all the outstanding Notes when they become due and payable as provided in this subparagraph) and (ii) the Company's Board of Directors determines will be more favorable to the Company than the transactions contemplated by this Agreement. However, if the Company enters into such a definitive agreement for alternate financing without terminating this Agreement, this Agreement will terminate, and the principal and accrued interest with regard to all the outstanding Notes will become due and payable, on the earlier of (A) the day of the closing of the alternate financing (or, if there is more than one closing relating to the alternate financing, the day of the first closing relating to the alternate financing) or (B) December 31, 2001. Unless and until this Agreement terminates, CVGI and the Company will continue to be bound by its provisions (including those in Paragraph 1.2).

         (c) If, the Company prepays any Notes at any time before March 31, 2002 (or such later day as is six months after the day which is the earlier of (i) the earliest day on which holders of Convertible Notes can convert them into Common Stock, or (ii) the day on which all the Exchangeable Notes are automatically exchanged for Convertible Notes), this Agreement will terminate on the day on which the Company prepays those Notes.

    8.3 Effect of Termination. If this Agreement is terminated pursuant to either of Paragraphs 8.1 or 8.2, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement (including any rights or obligations to sell or purchase additional Notes). Nothing contained in this Paragraph will, however, (i) affect the rights or obligations of either party with regard to Notes that have already been issued (except as provided in those Notes), (ii) relieve either party of liability for any breach of this Agreement that occurs before this Agreement is terminated, or
(iii) relieve CVGI, GVI, TCF, TEI or any of their respective affiliates from their obligations under the Agreement to Tender described in Paragraph 2.3(b).

                                   ARTICLE IX

                                 INDEMNIFICATION

    9.1 Indemnification Against Loss Due to Inaccuracies in Company's Representations and Warranties. The Company indemnifies CVGI against, and agrees to hold CVGI harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.1 is not as represented and warranted, or (ii) the Company fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement that is required to be fulfilled after the Initial Closing.

    9.2 Indemnification Against Loss Due to Inaccuracies in CVGI's Representations and Warranties. CVGI indemnifies the Company against, and agrees to hold the Company harmless on an after-tax basis (taking account of any deductions resulting from the event that is the subject of the indemnification and any taxes on the indemnification) from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty contained in Paragraph 3.2 is not as represented and warranted, or (ii) CVGI fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement that is required to be fulfilled after the Initial Closing.

    9.3 Claims Net of Insurance Proceeds and Tax Benefits. Any losses that are the subject of indemnification claims made under Paragraph 9.1 or 9.2 will, in each case, be net of any insurance proceeds received, or net tax benefits accrued, by CVGI or the Company, as the case may be, as a result of the incident that is the subject of the indemnification claim.

    9.4 Indemnification Sole Remedy. Except as provided in Paragraph 5.1 or 5.2 or in the Notes, the indemnification in Paragraph 9.1 or 9.2, as the case may be, will be the sole remedy of CVGI or the Company because any matter which is the subject of a representation or warranty contained in Paragraph 3.1 or 3.2 is not as represented and warranted. Any claim for that indemnification, other than a claim for indemnification with regard to Paragraph 3.1(c) or Paragraph 3.1(o), must be made not later than April 30, 2003 in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. A claim for indemnification with regard to Paragraph 3.1(c) may be made at any time in a written notification containing the information described in the preceding sentence. A claim for indemnification with regard to Paragraph 3.1(o) may be made at any time until 60 days after the expiration of the statute of limitations with respect to the Tax in question and must be made in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. Except as provided in the Notes, neither the Company nor CVGI will have any liability because any matter which is the subject of a representation and warranty contained in Paragraph 3.1 or 3.2 is not as represented or warranted unless it is described in a notification given as provided in this Paragraph.

                                    ARTICLE X

                                     BROKERS

    10.1 Representations and Warranties Regarding Brokers and Others. CVGI and the Company each represents and warrants to the other of them that no person or entity acted as a broker, a finder or in any similar capacity on its behalf in connection with the transactions that are the subject of this Agreement, except that DKW acted as financial adviser to the Special Committee (and may act as financial adviser to the Company's Board of Directors). The Company will pay the fees of DKW, which fees will not exceed $925,000, plus DKW's expenses, all in accordance with the terms of an engagement letter dated October 6, 2001, between the Company and DKW. CVGI and the Company each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions that are the subject of this Agreement.

                                   ARTICLE XI

                                     GENERAL

    11.1 Expenses. The Company will reimburse CVGI for all the reasonable out-of-pocket expenses that CVGI incurs in connection with the transactions contemplated by this Agreement, which expenses incurred by CVGI will include both (i) legal fees and expenses that are incurred by members of CVGI in connection with the transactions contemplated by this Agreement and (ii) amounts CVGI is required to pay to reimburse parties to the Capital Contribution Agreement dated the same date as this Agreement, for out-of-pocket costs incurred by them. The Company will not reimburse CVGI for out-of-pocket expenses in connection with the Tender Offer or the Merger, unless this Agreement is terminated or terminates under Paragraph 8.2(a) or (b). If this Agreement is terminated or terminates under Paragraph 8.2(a) or (b), the Company, in addition to reimbursing CVGI for the reasonable out-of-pocket expenses it incurs in connection with the transactions that are the subject of this Agreement, will reimburse CVGI for all the reasonable out-of-pocket expenses which CVGI incurs in connection with the Tender Offer and the Merger, including legal fees and disbursements. For the purposes of this Paragraph, out-of-pocket expenses of TCF, GVI or TEI, Three Cities Research, Inc., or their respective affiliates in connection with the transactions which are the subject of this Agreement will constitute expenses of CVGI in connection with those transactions.

    11.2 Access to Properties, Books and Records. From the date of this Agreement until the earlier of the last Subsequent Closing Date or the last day on which the Company may request that CVGI purchase additional Notes, the Company will cause the Company and each of its subsidiaries to give representatives of CVGI or anyone from whom CVGI is seeking financing full access during normal business hours to all of their respective properties, books and records. CVGI will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to CVGI from a third party which, insofar as CVGI is aware, is not under an obligation to the Company or to a subsidiary to keep the information confidential, (iii) was known to CVGI before it was made available to CVGI or its representative by the Company or a subsidiary, (iv) otherwise is independently developed by CVGI or
(v) in the reasonable opinion of CVGI is required to be included or described in the Offer Documents or in the Proxy Statement. If this Agreement is terminated prior to the Initial Closing Date, CVGI will, at the Company's request, deliver to the Company all documents and other material obtained by CVGI from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by CVGI.

    11.3 Press Releases. The Company will consult with Three Cities Research, Inc. and TEI before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

    11.4 Entire Agreement. This Agreement and the documents to be delivered in connection with this Agreement (including the Notes) contain the entire agreement between CVGI and the Company relating to CVGI's purchase of Notes or the other matters which are the subject of this Agreement. All prior negotiations, understandings and agreements between CVGI and the Company are superseded by this Agreement, and there are no representations, warranties, understandings or agreements relating to CVGI's purchase of Notes or other matters which are the subject of this Agreement other than those expressly set forth in this Agreement or those other documents.

    11.5 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

    11.6 Assignments. Neither this Agreement nor any right of any party under it may be assigned. This Paragraph will not, however, affect the right of CVGI to transfer Notes after they are issued.

    11.7 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), or on the third business day after the day on which it is mailed by first class mail (which must be registered mail, return receipt requested), from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

              If to the Company:

                 Classic Vacation Group, Inc.
                 One North First Street
                 San Jose, CA 95113
                 Attention: Chief Financial Officer
                 Facsimile No.: (408) 993-8547

         with a copy to:

                 J. Hovey Kemp
                 Hogan & Hartson LLP
                 555 13th Street, N.W.
                 Washington, D.C. 20004
                 Facsimile No.: (202) 637-5910

         If to CVGI:
                 CVG Investment LLC
                 c/o Three Cities Research, Inc.
                 650 Madison Avenue
                 New York, New York 10022
                 Attention:  J. William Uhrig
                 Facsimile No.:  (212) 980-1142

         with copies to:

                 David W. Bernstein
                 Clifford Chance Rogers & Wells LLP
                 200 Park Avenue

                 New York, New York 10166
                 Facsimile No.:  (212) 878-8375

                 and

                 Thayer Capital Partners
                 1455 Pennsylvania Avenue
                 Suite 350
                 Washington, D.C. 20004
                 Attention: Daniel Raskas
                 Facsimile No.: (202) 371-0391

                 and

                 Michael T. Edsall
                 Kirkland & Ellis
                 655 Fifteenth Street, N.W.
                 Suite 1200
                 Washington, D.C. 20005
                 Facsimile No.: (202) 879-5200

    11.8 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

    11.9 Amendments. This Agreement may be amended only by a document in writing signed by both CVGI and the Company.

    11.10 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, CVGI and the Company have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.


                                       CVG INVESTMENT LLC


                                       By: /s/ J. William Uhrig
                                           -------------------------------------
                                           Title:  President

                                       CLASSIC VACATION GROUP, INC.


                                       By: /s/ Ronald M. Letterman
                                           -------------------------------------
                                           Title: President and CEO

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                                TABLE OF CONTENTS

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Article I    PURCHASES OF NOTES................................................2

     1.1      Purchase and Sale of Notes at the Initial Closing................2

     1.2      Purchases and Sales of Additional Notes..........................2

Article II   THE CLOSINGS......................................................3

     2.1      Time and Place of Closing........................................3

     2.2      Company's Actions at Closing.....................................3

     2.3      Buyer's Actions at the Initial Closing...........................3

     2.4      Subsequent Closings..............................................4

Article III  REPRESENTATIONS AND WARRANTIES....................................5

     3.1      Company's Representations and Warranties.........................5

     3.2      CVGI's Representations and Warranties...........................14

     3.3      Remedy for Breaches of Representations and Warranties...........15

Article IV   ACTIONS PRIOR TO THE CLOSING.....................................15

     4.1      Activities Until Closing Date...................................15

     4.2      Company's Efforts to Fulfill Conditions.........................18

     4.3      CVGI's Efforts to Fulfill Conditions............................18

Article V    CONDITIONS PRECEDENT TO CLOSING..................................18

     5.1      Conditions to CVGI's Obligations................................18

     5.2      Conditions to Company's Obligations.............................20

Article VI   TENDER OFFER.....................................................21

     6.1      Obligation to Make Tender Offer.................................21

     6.2      Actions by the Company with Regard to Tender Offer..............23

     6.3      Notice of Proposals from Others.................................24

Article VII  SHAREHOLDERS MEETING.............................................25

     7.1      Proxy Statement and Shareholders Meeting........................25

Article VIII TERMINATION......................................................26

     8.1      Right to Terminate..............................................26

     8.2      Termination to Facilitate Alternate Proposal....................27

     8.3      Effect of Termination...........................................28

Article IX   INDEMNIFICATION..................................................28

     9.1      Indemnification Against Loss Due to Inaccuracies in Company's
              Representations and Warranties..................................28


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     9.2      Indemnification Against Loss Due to Inaccuracies in CVGI's
              Representations and Warranties..................................28

     9.3      Claims Net of Insurance Proceeds and Tax Benefits...............29

     9.4      Indemnification Sole Remedy.....................................29

Article X    BROKERS..........................................................30

     10.1     Representations and Warranties Regarding Brokers and Others.....30

Article XI   GENERAL..........................................................30

     11.1     Expenses........................................................30

     11.2     Access to Properties, Books and Records.........................31

     11.3     Press Releases..................................................32

     11.4     Entire Agreement................................................32

     11.5     Captions........................................................32

     11.6     Assignments.....................................................33

     11.7     Notices and Other Communications................................33

     11.8     Governing Law...................................................34

     11.9     Amendments......................................................34

     11.10    Counterparts....................................................34


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